UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 11, 2020

ProPetro Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38035	26-3685382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1706 S. Midkiff, Bldg. B Midland, TX		79701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (432) 688-0012

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PUMP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2020, the Board of Directors (the “Board”) of ProPetro Holding Corp. (the “Company”) approved the Amended and Restated ProPetro Holding Corp. Executive Incentive Bonus Plan (the “Amended Plan”), which amends and restates the ProPetro Holding Corp. Senior Executive Incentive Plan (the “Prior Plan”).

The Amended Plan was approved to reflect changes made to the Internal Revenue Code pursuant to federal tax legislation enacted by Congress in 2017. In addition, the Amended Plan makes the following changes to the Prior Plan: (i) expands the definition of “Eligible Individual” to include not only the Company’s executive officers but also senior managers of the Company, (ii) enables the Compensation Committee of the Board (the “Committee”), as the administrator of the Amended Plan, to delegate certain administrative authorities under the Amended Plan to the Company’s executive officers for those participants in the Amended Plan that are not executive officers of the Company, and (iii) clarifies the applicable administrator’s discretion to modify the performance goals and bonus amounts under the Amended Plan.

The Amended Plan governs cash incentive awards made each year to key executives and senior management members of the Company, and is effective for awards made in 2020 and thereafter. Awards under the Amended Plan are tied to the achievement of performance goals, which may be based on qualitative or quantitative measures, or both, as determined by the Committee or other applicable administrator of the Amended Plan. Cash payouts of the awards made under the Amended Plan are generally made in accordance with pre-established targets, subject to the discretion of the Committee or other applicable administrator of the Amended Plan.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Amended Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

NYSE Extension

On February 14, 2020, the Company received a five-month additional trading period for continued listing on the New York Stock Exchange (“NYSE”).  The additional trading period, which is subject to review by the NYSE on an ongoing basis, provides the Company until July 15, 2020 to file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019 with the Securities and Exchange Commission (“SEC”) and become current in its filing obligations with the SEC.  During the additional trading period, trading in the Company’s common stock will remain unaffected. The Company continues to work diligently to become current in its filing obligations with the SEC as soon as reasonably practicable, and it currently expects to do so prior to the expiration of the additional trading period.

Shareholder Litigation

On or about January 31, 2020, Boca Raton Firefighters’ and Police Pension Fund (“Boca Raton”) filed a shareholder derivative suit in the United States District Court for the Western District of Texas against certain of the Company’s current and former officers and directors (the “Boca Raton Defendants”). The Company was named as a nominal defendant only. The claims include (i) breaches of fiduciary duties, (ii) unjust enrichment and (iii) contribution. Boca Raton did not quantify any alleged damages in its complaint but, in addition to attorneys’ fees and costs, Boca Raton seeks various forms of relief, including (i) damages sustained by the Company as a result of the Boca Raton Defendants’ alleged misconduct, (ii) punitive damages and (iii) equitable relief in the form of improvements to the Company’s governance and controls.

On or about February 13, 2020, Lead Plaintiffs Nykredit Portefølje Administration A/S, Oklahoma Firefighters Pension and Retirement System, Oklahoma Law Enforcement Retirement System, Oklahoma Police Pension and Retirement System, and Oklahoma City Employee Retirement System, and additional named plaintiff Police and Fire Retirement System of the City of Detroit, filed an amended class action complaint in the U.S. District Court for the Western District of Texas in the previously-disclosed action captioned Richard Logan, Individually and On Behalf of All Others Similarly Situated, Plaintiff, v. ProPetro Holding Corp., et al., (Case No. 7:19-CV-217), alleging violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule l0b-5 promulgated thereunder, and Sections 11 and 15 of the Securities Act of 1933, as amended.

We are presently unable to predict the duration, scope or result of these lawsuits. These lawsuits and any related future litigation give rise to risks and uncertainties that could adversely affect our business, results of operations and financial condition. Such risks and uncertainties include, but are not limited to, the costs and expenses of these lawsuits, including legal fees and possible monetary penalties in the event of an adverse outcome; the risk of additional potential litigation or regulatory action arising from these matters; and potential reputational damage that the Company may suffer as a result of these matters. The outcome of these lawsuits are necessarily uncertain. We could be forced to expend significant resources in the defense of these lawsuits or future ones, and we may not prevail.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Amended and Restated ProPetro Holding Corp. Executive Incentive Bonus Plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPETRO HOLDING CORP.

Date: February 18, 2020	By:	/s/ Darin G. Holderness
Darin G. Holderness
Interim Chief Financial Officer

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